Exhibit 99.1
Post Holdings Announces New Share Repurchase Authorization of $400 Million
ST. LOUIS – June 6, 2023 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced its Board of Directors has approved a new $400 million share repurchase authorization, with share repurchases under the new authorization beginning on June 7, 2023. As of June 6, 2023, Post had repurchased approximately $189 million under its previous $300 million share repurchase authorization, which was approved on August 31, 2022, became effective on September 3, 2022 and was cancelled effective June 6, 2023.
Repurchases may be made from time to time in the open market, in private purchases, through forward, derivative, accelerated repurchase or automatic purchase transactions, or otherwise. Any shares repurchased would be held as treasury stock. The authorization does not, however, obligate Post to acquire any particular amount of shares, and repurchases may be suspended or terminated at any time at Post’s discretion.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company with businesses operating in the center-of-the-store, refrigerated, foodservice and food ingredient categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods and Bob Evans Farms. Post Consumer Brands is a leader in the North American ready-to-eat cereal and pet food categories and also markets Peter Pan® peanut butter. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post participates in the private brand food category through its ownership interest in 8th Avenue Food & Provisions, Inc. For more information, visit www.postholdings.com.

Contact:
Investor Relations
Daniel O’Rourke
daniel.orourke@postholdings.com
(314) 806-3959

1